Exhibit 10.4.1

execution copy

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is dated as of November 16, 2005, by and between MMA MORTGAGE INVESTMENT CORPORATION, a Florida corporation (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

Preliminary Statement

The Bank and the Borrower have entered into the following agreements, each dated as of July 1, 2005 (the “Existing Credit Documents”): (i) Credit Agreement, and Notes issued thereunder (the “Original Credit Agreement”), (ii) Amended and Restated Mortgage Loan Pledge Agreement, (iii) Amended and Restated Investment Pledge Agreement, (iv) Amended and Restated P & I Advance Pledge Agreement, under which the Bank made certain loans to the Borrower. Such loans are secured by the security provisions of the Existing Credit Documents. The Borrower has requested that the Bank continue to make loans to Borrower, as more particularly described herein and in document provided for hereunder, and the Borrower and the Bank have agreed that the Original Credit Agreement shall be amended to read as follows to govern such loans and other extensions of credit as hereinafter provided.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, in each exhibit hereto and in each other Loan Document (unless otherwise expressly defined therein), the following terms shall have the following respective meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Tangible Net Worth” means the total of (a) net worth, determined in accordance with GAAP, plus (b) an amount equal to seventy five percent (75%) of the Fair Market Value of the Borrower’s Servicing Portfolio, minus (c) any advances or loans to or investments in the Borrower’s shareholders, officers or entities that are controlled by the Borrower’s shareholders or officers, minus (d) organizational costs net of accumulated amortization, minus (e) servicing contracts net of accumulated amortization, and minus (f) other items treated as intangible assets under GAAP. For such purposes, the term “Fair Market Value” means the current fair market value of the Servicing Portfolio as reasonably determined by the Bank based on appraisals of independent appraisers reasonably satisfactory to the Bank (if such appraisals present a range of values, the Bank shall apply the midpoint of such values to determine the Fair Market Value).

“Advance Percentage” means (a) 100%, if the Borrower shall have deposited an amount equal to 1% of the amount of all outstanding Warehouse Advances (after giving effect to any Warehouse Advance then being requested) into the Cash Collateral Account, or (b) 99% otherwise

“Advances” means the loans by the Bank to the Borrower hereunder, and shall consist of the following (each a “type” of Advance):

(a) “Revolving Advance” made under Section 2.1(a), consisting of:

(i) “Warehousing Advances” if made for purposes set forth in Section 2.2(a);

(ii) “Investment Advances” if made for purposes set forth in Section 2.2(b);

(iii) “Bridge Advances” if made for purposes set forth in Section 2.2(c); and

(b) “Fannie Mae Advances” made under Section 2.1(b), for purposes set forth in Section 2.2(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, modified or restated from time to time hereafter.

“Balance Supported Advances” means a portion of all Advances outstanding during each calendar month equal to the Average Daily Available Deposits maintained by the Borrower with the Bank during such month in excess of those required to compensate the Bank for the facility fee provided in Section 2.6. For purposes of the foregoing “Average Daily Available Deposits” shall mean, with respect to a calendar month, the average daily amount of Available Deposits on deposit with the Bank during such calendar month, and “Available Deposits” shall mean, at the time of determination, interest-free collected deposit balances maintained by the Borrower with the Bank, in excess of those which the Bank reasonably determines (in a manner consistent with the equivalent determinations made for other commercial customers of the Bank) to be necessary to support other banking services provided to the Borrower and to compensate the Bank for costs of maintaining reserves and insurance of the Federal Deposit Insurance Corporation (or any successor), which services and costs are not covered by cash payments by the Borrower.

“Bridge Mortgage Loans” means Mortgage Loans financed by Bridge Advances and meeting all of the requirements of Section 2.2(c) hereof.

“Business Day” means a day on which the Bank is open for the transaction of business in Minneapolis, Minnesota, and for purposes of the setting of rates of interest hereunder, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

“Cash Collateral Account” means an account established by the Borrower with the Bank, which account shall be under the sole dominion and control of the Bank for purposes of the deposit referred to in the definition of “Advance Percentage.”

“Collateral” means all of the collateral under the Pledge Agreements and all other collateral in which a Security Interest is granted to the Bank to secure the Notes from time to time.

“Commitments” means the maximum unpaid principal amount of Advances which may from time to time be outstanding as provided in Section 2.1 hereof and, as the context may require, the agreement of the Bank to make Advances to the Borrower subject to the terms and conditions of this Agreement. The Commitment shall initially be in the following amounts, each as reduced from time to time as provided in Section 2.9(a) hereof:

(a) the “Revolving Commitment”, in the amount of (i) $110,000,000 as of the date of this Agreement through and including December 31, 2005, and (ii) $75,000,000 from January 1, 2006, through and including the Termination Date, which Revolving Commitments shall be further limited to the following:

(i) the full Revolving Commitment for Warehousing Advances;

(ii) the lesser of (A) $55,000,000, or (B) the full Revolving Commitment, for Investment Advances (the “Investment Sublimit”);

(iii) the lesser of (A) $10,000,000, or (B) the full Revolving Commitment, for Bridge Advances (the “Bridge Sublimit”); and

(b) the “Fannie Mae Commitment” in the amount of the lesser of (i) $10,000,000, or (ii) the full Revolving Commitment, for Fannie Mae Advances.

“Confirmation of Borrowing/Paydown” means a confirmation in a form consistent with the practice of the Borrower and the Bank immediately prior to the execution of this Agreement or in such form as is agreed from time to time between the Borrower and the Bank.

“Debt Service Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of the ratio of:

(a) the remainder of: (i) Earnings Before Interest, Depreciation and Amortization for such four-quarter period, less (ii) any non-cash revenues included in (a)(i) pursuant to application of FAS 140 or any similar requirement of GAAP;

to

(b) the sum of (i) mandatory principal payments of Indebtedness of the Company; plus (ii) the interest expense of the Company (determined in accordance with GAAP), each of the same four-quarter period.

“Default” means an event which would be an Event of Default with the passage of time or the giving of notice.

“Earnings Before Interest, Depreciation and Amortization” means the net income of the Borrower before deductions for interest expense, depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (a) nonoperating gains (including without limitation, extraordinary or unusual gains, gains arising from the sale of assets other than inventory and other nonrecurring gains) during such period and (b) similar nonoperating losses (including, without limitation, losses arising from the sale of assets other than inventory and other nonrecurring losses) during such period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Escrow Request” means a letter by the Borrower to the Bank in the form of Exhibit B, duly completed.

“Event of Default” is defined in Section 5.1.

“Fannie Mae” means Fannie Mae Corporation, or its successor.

“FHA” means the Federal Housing Administration, or its successor.

“Floating LIBOR Rate” means an annual rate equal to the one-month LIBOR rate quoted by Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.

“Freddie Mac” means Freddie Mac Corporation, or its successor.

“Funding and Settlement Account” means account number ending in 2927 of the Borrower maintained with the Bank, which account shall be under the sole dominion and control of the Bank.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated, except for changes mandated by the Financial Accounting Standard Board or similar accounting authority of comparable standing.

“Ginnie Mae” means Ginnie Mae Corporation, or its successor.

“Glaser” means Glaser Financial Group, Inc., a Minnesota corporation, which was acquired by the Borrower and merged into the Borrower with the Borrower being the surviving entity and owner of all assets formerly owned by Glaser and undertaking all of the liabilities and obligations that were formerly liabilities and obligations of Glaser.

“HUD” means the U.S. Department of Housing and Urban Development or its successor.

“Immediately Available Funds” means funds with good value on the day and in the city in which payment is received.

“Indebtedness” means all obligations of the Borrower which, in accordance with GAAP, should be classified as liabilities on its balance sheet, and shall include all guaranties by the Borrower of Indebtedness of third parties, provided, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business.

“Loan Documents”: this Agreement, the Notes, the Pledge Agreements, UCC-1 Financing Statements and each other instrument, document, guaranty, security agreement, mortgage, or other agreement, executed and delivered by the Borrower or any guarantor or party, granting security interests in connection with this Agreement, the Advances or any collateral for the Advances.

“Material Adverse Effect” means a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

“Mortgage-backed Security” means a security (including, without limitation, participation certificates) that is an interest in a pool of mortgages or is secured by such an interest and is guaranteed by Ginnie Mae or is issued or guaranteed by Fannie Mae or Freddie Mac.

“Mortgage” means a mortgage, deed of trust or similar security instrument which constitutes a first-priority lien (unless the Bank otherwise agrees to a lower priority) on real property that has been improved, or, subject to the approval of the Bank, on which improvements are under construction.

“Mortgage Loan” means a loan secured by a Mortgage.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Notes” means the Notes issued under, and as defined by, Section 2.5, and all other promissory notes issued by the Borrower to evidence obligations of the Borrower to the Bank under this Agreement or the other Loan Documents, all as amended, restated, modified, extended, renewed or replaced from time to time.

“Obligations” means any and all indebtedness, obligations and liabilities of the Borrower to the Bank (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred) arising out of or related to the Loan Documents, or any of them.

“Permitted Investments” means the following, in each case not subject to any lien, security interest, right of offset, or other encumbrance (except in favor of the Bank): (i) bank deposits held in the Borrower’s name at the Bank or repurchase obligations of the Bank having a term of not more than 90 days with respect to securities issued or fully guaranteed by the United States Government, (ii) securities with remaining maturities of 90 days or less issued or fully guaranteed by the United States Government or other securities with remaining maturities of 90 days or less issued or fully guaranteed by any state, political subdivision or taxing authority (provided that such other securities are rated at least A by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.), and (iii) commercial paper with remaining maturities of 90 days or less of a domestic issuer rated as least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.

“Person” means any natural person, corporation, partnership, joint venture, firm, association, trust, governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Pledge Agreements” means the following Agreements, each dated as of the date of this Agreement, each as amended, restated, modified, extended, renewed or replaced from time to time:

(a) Amended and Restated Mortgage Loan Pledge Agreement (the “Mortgage Pledge Agreement”);

(b) Amended and Restated Investment Pledge Agreement (the “Investment Pledge Agreement”);

and, if the Fannie Mae Advances are borrowed, a “Servicing Pledge Agreement” in the form of Exhibit C hereto.

“Prime Rate” means the rate of interest from time to time announced by the Bank as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

“Servicing Portfolio” means, as of a date of determination, the aggregate unpaid principal balance of Mortgage Loans which are serviced by the Borrower, excluding Mortgage Loans serviced by the Borrower under a subservicing agreement and excluding construction Mortgage Loans, unless such construction Mortgage Loans will (under applicable documents) be converted to permanent loans that will be serviced by the Borrower.

“Subsidiary” means any corporation a majority of the shares of the outstanding capital stock of which is owned by the Borrower, either directly or through one or more subsidiaries.

“Termination Date”: the earliest of (i) the date on which the Bank terminates the Commitments pursuant to Section 5.2 hereof, (ii) the date on which the Commitments are reduced to $0 and all Advances repaid, as provided in Section 2.9(a), and (ii) September 29, 2006.

1.2 Accounting Terms and Calculations. All accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP after the date hereof affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

1.4 Other Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule, exhibit and like references are to this Agreement unless otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” The singular includes the plural and the singular.

ARTICLE II

MAKING OF ADVANCES

2.1 Commitments. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred and is continuing, the Bank agrees, from time to time during the period from the date hereof to, but not including, the Termination Date, to make the Advances to the Borrower. The Borrower may repay and reborrow the Advances. The Advances shall be subject to the following further restrictions (in addition to other restrictions set forth in this Agreement):

(a) the sum of the outstanding Revolving Advances plus the outstanding Fannie Mae Advances shall not exceed the Revolving Commitment at any time and the following types of Revolving Advances shall be subject to the following limits:

(i) the outstanding Warehousing Advances shall not exceed the Revolving Commitment at any time;

(ii) the outstanding Investment Advances shall not exceed the Investment Sublimit at any time; and

(iii) the Bridge Advances shall not exceed the Bridge Sublimit at any time.

(b) The Fannie Mae Advances shall not exceed the Fannie Mae Commitment at any time.

2.2 Use of Advances and Collateral for Advances. The Advances of the following types shall be used solely for the following purposes:

(a) Warehousing Advances shall be used solely to finance Mortgage Loans made by the Borrower that are acceptable to the Bank and are pledged and delivered to the Bank under the Mortgage Pledge Agreement as security for all Obligations. Each such Mortgage Loan shall be reviewed by the Bank and must meet the Bank’s criteria for the warehousing of multifamily housing Mortgage Loans, including satisfactory evidence:

(i) of a take-out commitment from Fannie Mae or Freddie Mac acceptable to the Bank; or

(ii) of conformance of the loans to requirements for inclusion in a pool supporting a Ginnie Mae mortgage-backed security, endorsement to insure such loans by HUD, and an acceptable take-out commitment from an investor acceptable to the Bank for the proposed Ginnie Mae mortgage-backed security.

(b) Investment Advances shall be used solely to purchase Permitted Investments, which Permitted Investments will be pledged and delivered to the Bank under the Investment Pledge Agreement as security for all Obligations. To the extent possible, the Borrower shall only request and borrow Investment Advances that will be Balance Supported Advances.

(c) Bridge Advances shall be used solely to finance Mortgage Loans by the Borrower that meet all requirements for Mortgage Loans financed by Warehousing Advances (including pledge of the Bridge Mortgage Loans under the Mortgage Pledge Agreement), except:

(i) The Bridge Advances shall not be subject to the requirements of Section 2.2(a)(i) and (ii);

(ii) Each Bridge Mortgage Loan shall meet the underwriting guidelines of Fannie Mae, Freddie Mac or another investor acceptable to the Bank for permanent loans (except for guidelines pertaining to the amount of permanent loans in relation to rental income of a property on a stabilized basis); and

(iii) The maximum amount to be advanced by the Bank with respect to each Bridge Mortgage Loan shall not exceed an amount equal to 95% of outstanding principal balance of the Bridge Mortgage Loan.

(d) Fannie Mae Advances shall be used solely to purchase investments approved by Fannie Mae, which shall be held as assets of the Borrower to satisfy requirements of Fannie Mae under the Fannie Mae Delegated Underwriter and Servicer Program, or which may be deposited by the Borrower with Fannie Mae or its custodian in connection with the performance of the Borrower’s obligations under the Fannie Mae Delegated Underwriter and Servicer Program.

2.3 Further Limitation on Amounts of Advances. In addition to the limits set forth elsewhere in this Agreement, the amount of each Advance shall be subject to the following limitations:

(a) A Warehousing Advance to fund any Mortgage Loan shall not exceed an amount equal to the Advance Percentage of the lesser of (a) the origination cost thereof (not exceeding the original principal amount thereof) and (b) the purchase price (not to exceed par) therefor under the applicable Fannie Mae or Freddie Mac take-out commitment applicable thereto;

(b) An Investment Advance shall not exceed the purchase price of the Permitted Investments that shall be purchased with the proceeds of such Investment Advance;

(c) A Bridge Advance to fund any Bridge Mortgage Loan shall not exceed an amount equal to 95% of outstanding principal balance of such Bridge Mortgage Loan; and

(d) Fannie Mae Advances shall not exceed 67% of the fair market value of pledged servicing rights under the Servicing Pledge Agreement (“Pledged Servicing Rights”) other than the Fannie Mae servicing portfolio, which servicing rights are acceptable to the Bank for such purpose (for such purpose, “fair market value” meaning the value of such Pledged Servicing Rights as determined by the most recent appraisal by an independent appraiser satisfactory to the Bank, adjusted as deemed requisite by the Bank for changes in market value of servicing rights, generally, since the time of such appraisal).

2.4 Procedures for Borrowing of Advances.

(a) On or before the Business Day prior to the date any Advance shall be requested, the Borrower shall provide to the Bank, (i) an Escrow Request, and (ii) other information reasonably requested by the Bank concerning each Mortgage Loan to be financed by an Advance to enable the Bank to make the necessary determination of whether such Mortgage Loan is acceptable to finance hereunder.

(b) The Borrower shall give the Bank telephonic notice of each request for an Advance not later than 10:00 a.m. (Minneapolis time) on the Business Day prior to a requested Advance, specifying the amount of the Advance requested. The Borrower shall promptly confirm any such request it makes by delivering to the Bank a duly completed and executed Confirmation of Borrowing/Paydown/Conversion. Subject to provision of information for Advances funding any Mortgage Loan and subject to satisfaction of all conditions precedent to the relevant Advance, the Bank shall deposit into the Funding and Settlement Account in Immediately Available Funds by not later than 3:00 P.M. (Minneapolis time) on the Business Day of the Advance the amount of the Advance requested by the Borrower.

2.5 Notes and Repayment of Advances.

(a) The Bank shall enter in its records the amount of each Advance, the rate of interest borne by each Advance and the payments made on the Advances, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error. The Advances shall be evidenced by the following promissory notes of the Borrower:

(i) The Revolving Advances shall be evidenced by a promissory note substantially in the form of Exhibit A-1 (the “Revolving Note”); and

(ii) The Fannie Mae Advances shall be evidenced by a promissory note substantially in the form of Exhibit A-2 (the “Fannie Mae Advance Note”).

(b) The Advances and the Notes shall be due and payable on the Termination Date, provided, however, that the following provisions and maturities shall apply to the following types of Advances (and in each case, the following provisions shall not extend the maturity of any Advance to a time after the Termination Date):

(i) Each Warehousing Advance shall be payable in full not later than the date which is 90 days after the date on which such Warehousing Advance was made by the Bank.

(ii) Each Bridge Advance shall mature and be payable as follows:

(A) on the date 180 days after the making of any Bridge Advance, the amount of the excess of such Bridge Advance over 90% of the outstanding principal balance of the Bridge Mortgage Loan financed by such Bridge Advance, and interest thereon, shall mature and be payable; and

(B) the full amount of any Bridge Advance shall be paid on or before the date 730 days after the making of such Bridge Advance.

(c) The Borrower shall repay any Warehousing Advance or Bridge Advance upon any repayment or sale of the Mortgage Loan financed by any such Advance. The amount of such repayment shall not be less than: (i) prior to occurrence of an Event of Default, the amount of the outstanding principal and accrued interest of the Advance made to finance the repaid or sold Mortgage Loan that remains outstanding, or (ii) after occurrence and during continuance of an Event of Default, an amount equal to the greater of the amount calculated under subparagraph (i) hereof, or the full amount of such repayment or the proceeds of sale of such Mortgage Loan.

2.6 Facility Fee. The Borrower shall pay to the Bank a fee at a rate of 0.125% per annum on the Revolving Commitment. In lieu of paying all or any portion of such fees, the Borrower may maintain Average Daily Available Deposits with the Bank during each month in an amount that would produce earnings credits to pay such fees (or any portion thereof), at the earnings credit rate per annum established by the Bank for non-interest bearing demand deposits from time to time. All of such accrued and unpaid fees shall be calculated on the basis of actual days elapsed in a year of 360 days and payable on the first day of each calendar month.

2.7 Interest. Interest on Advances shall accrue at whichever of the following fluctuating rates per annum is designated by the Borrower at the time each such Advance is made:

(a) For all Advances, unless Section 2.7(b) applies:

(i) for Balance Supported Advances the following, subject to adjustment as provided in Section 2.8:

(1) 0.750% for Revolving Advances that are Investment Advances;

(2) 1.750% for Revolving Advances that are Bridge Advances; and

(3) 1.250% for all other Revolving Advances and Fannie Mae Advances;

The Bank shall determine, and shall notify the Borrower of the amount of the Advances deemed to be Balance Supported Advances on a monthly basis.

(ii) for all Advances that are not Balance Supported Advances either (x) the Prime Rate per annum, or (y) the Floating LIBOR Rate, plus (for interest determined under this subparagraph (y) only):

(1) 0.750% for Revolving Advances that are Investment Advances;

(2) 1.750% for Revolving Advances that are Bridge Advances; and

(3) 1.250% for all other Revolving Advances and Fannie Mae Advances;

(b) Any amount of the Advances not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the Prime Rate plus 2.00% per annum.

(c) Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(d) Interest on all Advances shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

2.8 Reduction of Balance Supported Rates. In the event that the Borrower maintains Average Daily Available Deposits applied to any month that exceed the amount that would cause all outstanding Advances to be deemed Balance Supported Advances (such excess is called “Excess Available Deposits”), the Bank shall reduce the rate of interest to not less than 0.125% per annum (called a “Reduced Fixed Rate”), which Reduced Fixed Rate shall apply to the Balance Supported Advances. The Excess Available Deposits required for the Reduced Fixed Rate shall be calculated in accordance with the following formula:

AEAD	=	ILF	x	360
		ECR x RF		n

In such formula:

“AEAD” means the daily average amount of Excess Available Deposits required to support such reduced rate of interest.

“ILF” means the interest loss factor, calculated to equal the remainder of (i) the amount of interest that would have accrued during such month on the relevant Balance Supported Advances at the rates applicable under Section 2.7(a) and (b), less (ii) the amount of interest that accrued during such month on the relevant Balance Supported Advances at the Reduced Fixed Rate.

“ECR” means the earnings credit rate per annum established by the Bank for non-interest bearing demand deposits from time to time.

“RF” means a reserve factor equal to the number one (1) minus the percentage (expressed as a decimal, rather than a percentage) stipulated by Regulation D of the Board of Governors of the Federal Reserve as the highest marginal percentage of net demand deposits required to be maintained as reserves by the Bank.

“n” means the number of days in the relevant month.

The Bank shall determine the amount of average Excess Available Deposits applied to any month, which it shall determine based on internally-prepared account analysis and on timing and carry-over conventions that it shall establish for such purpose from time to time. The Bank shall notify the Borrower of application of a Reduced Fixed Rate on Balance Supported Advances based on such determinations.

2.9 Other Provisions respecting Commitments and Advances.

(a) Reductions in the Warehousing Commitment Amount. The Borrower may, at any time on at least thirty days’ prior notice to the Bank, permanently reduce the Commitments by any amount which is an integral multiple of $1,000,000. Upon such reduction, the amount of any Advance that exceeds any Commitment after giving effect to such reduction shall be repaid and may not be reborrowed.

(b) Time and Method of Payments. All payments and prepayments by the Borrower of the Advances or any interest thereon shall be made in Immediately Available Funds not later than 2:00 p.m. (Minneapolis time) on the dates called for under this Agreement at the office of the Bank. Funds received after such hour shall be deemed to have been received by the Bank on the next Business Day. The Borrower hereby authorizes the Bank to charge its respective Funding and Settlement Account in an amount equal to any such payment or prepayment when due and payable to the Bank under this Agreement on the date due and the Borrower agrees to maintain collected funds in its respective Funding and Settlement Account sufficient to pay its obligations as and when due. If any payment of principal of the Advances becomes due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of any interest on such principal payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Bank to extend the Revolving Commitment and to make Advances hereunder, the Borrower represents, covenants and warrants to the Bank that:

3.1 Organization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to execute, deliver, pay and perform the Loan Documents and to carry out the transactions contemplated hereby and thereby.

3.2 Good Standing. The Borrower is in good standing wherever necessary to carry on its business and operations and in all jurisdictions in which the failure to be in good standing would permanently preclude the Borrower from enforcing its rights with respect to any material asset or expose the Borrower to any material liability.

3.3 Due Authorization. The execution, delivery, payment and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower.

3.4 No Violation. The execution, delivery, payment and performance by the Borrower of the Loan Documents do not (i) violate any provision of law applicable to the Borrower, the Articles of Incorporation or Bylaws of the Borrower or any order, judgment or decree of any court or other agency of government binding on the Borrower, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) in any material respect a default under any material contractual obligation of the Borrower, (iii) result in or require the creation or imposition of any lien, security interest, charge or encumbrance of any nature whatsoever upon any of its properties or assets except the security interest granted to the Bank under the Pledge Agreements, or (iv) require any approval of shareholders or any approval or consent of any person or entity under any contractual obligation of the Borrower other than approvals or consents which have been obtained.

3.5 No Additional Approval. The execution, delivery, payment and performance by the Borrower of the Loan Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body or other Person except those that have been obtained and any filings to perfect liens in favor of the Bank.

3.6 Valid and Binding Obligations. The Loan Documents are the legally valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

3.7 Financial Statements. The Borrower and Glaser have heretofore delivered to the Bank the audited financial statements of the Borrower and Glaser as at December 31, 2004, and the unaudited financial statements of the Borrower as at June 30, 2005. Said financial statements were prepared in accordance with GAAP and fairly present the financial condition of the Borrower and Glaser as at the dates and for the periods therein indicated. As of the date or dates of the execution and delivery of the Loan Documents by the Borrower, the Borrower has no contingent obligations, contingent liabilities, liabilities for taxes or other outstanding financial obligations which are material in the aggregate and which are not reflected in said financial statements or in the notes thereto.

3.8 No Material Adverse Change. Since December 31, 2004, there has been no materially adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

3.9 Title to Properties. The Borrower has good, sufficient and legal title to all the properties and assets reflected in its financial statements as at December 31, 2004, and all assets held by the Borrower on the date hereof but acquired subsequent to the date of such financial statements, except for properties and assets not constituting Collateral (a) which are disposed of in the ordinary course of business, or (b) as would not have a Material Adverse Effect. All such properties and assets are free and clear of liens, security interests and encumbrances except as permitted hereunder. The pledge and assignment of the Collateral pursuant to the Pledge Agreements creates a valid security interest in the Collateral and the lien on the Collateral created by the Pledge Agreements will be a first priority lien thereon, superior to any other liens, security interests or encumbrances.

3.10 No Suits or Actions. There is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Borrower) at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its properties that would have a Material Adverse Effect, and there is no basis known to the Borrower for any action, suit or proceeding which would have a Material Adverse Effect. The Borrower is not (i) in violation of any applicable law which violation has or will have a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which has or will have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which questions the validity or the enforceability of the Loan Documents or the transactions contemplated thereby.

3.11 Taxes. All tax returns and reports of the Borrower required to be filed by it have been timely filed, and all taxes, assessments, fees and other governmental charges upon the Borrower and upon its properties, assets, income and franchises which are due and payable have been paid when due and payable, except in each case such as would not have a Material Adverse Effect and except those which are being contested by the Borrower in good faith and by appropriate proceedings and which, if determined adversely to the Borrower, would not have a Material Adverse Effect. The Borrower knows of no proposed tax assessment against it that would have a Material Adverse Effect.

3.12 Restrictions. The Borrower is not a party to or subject to any contractual obligation or charter or other internal restriction that has or will have a Material Adverse Effect.

3.13 No Default. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of the Borrower, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect. To the best knowledge of the Borrower, the other parties to any contractual obligation of the Borrower are not in default thereunder, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

3.14 Statutory Restrictions. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed.

3.15 Margin Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Advance will be used to purchase any margin stock.

3.16 No Default. No material Indebtedness of the Borrower is in default.

3.17 ERISA Plans. The provisions of each Plan of the Borrower or any affiliate comply in all material respects with all applicable requirements of ERISA except where any failure to comply would not reasonably be expected to have a Material Adverse Effect, and Borrower has not incurred any “accumulated funding deficiency” within the meaning of ERISA and has not incurred any material liability to PBGC, in connection with any Plan. For the purposes hereof, “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor.

3.18 Qualifications. The Borrower is eligible and is in good standing as a Fannie Mae-approved seller/servicer, Freddie Mac-approved issuer/servicer, Ginnie Mae-approved issuer/servicer, and HUD-approved correspondent or non-supervised mortgagee, eligible to originate, purchase, hold, sell and service FHA-insured Mortgage Loans. The Borrower has maintained all other rights, privileges, licenses, approvals, franchises, properties and assets necessary in the normal conduct of its business, including, without limitation, approvals with respect to Ginnie Mae, Fannie Mae, Freddie Mac, HUD and FHA.

ARTICLE IV

COVENANTS

From the date of this Agreement and for so long as the Revolving Commitment is in effect or any sums are owing from the Borrower to the Bank under the Loan Documents, the Borrower agrees that it will:

4.1 Financial Statements. Furnish to the Bank:

(a) within 120 days after the end of each of the Borrower’s fiscal years, the Borrower’s audited financial statements, prepared in accordance with GAAP and certified by an accounting firm selected by the Borrower and reasonably satisfactory to the Bank.

(b) within 60 days after the end of each of the Borrower’s fiscal quarters a copy of the Borrower’s unaudited financial statements, prepared in accordance with GAAP and certified by an authorized financial officer of the Borrower.

(c) with each financial statement required under (a) and (b) of this Section a compliance certificate in the form attached hereto as Exhibit D.

(d) Promptly after the occurrence thereof, written notice of the occurrence of any Event of Default when the same becomes known to the President or any other executive officer of the Borrower.

(e) within 30 days after the end of each fiscal quarter of the Borrower such information concerning the Servicing Portfolio (as hereinafter defined) and the Mortgage Loans included therein as may from time to time be reasonably requested by the Bank, including, without limitation, the following: unpaid principal balance of the Mortgage Loans included in the Servicing Portfolio by state, loan type and investor, coupon rate and servicing fee, delinquency and foreclosure status and designating which servicing rights in the Servicing Portfolio, if any, are Pledged Servicing Rights.

(f) promptly upon receipt by the Borrower thereof copies of each audit or report prepared by Ginnie Mae, Freddie Mac or Fannie Mae on the Borrower.

(g) within 30 days after the end of each fiscal quarter, an updated status report on all Bridge Mortgage Loans.

4.2 Existence. Maintain (a) its corporate existence in good standing under the laws of the jurisdiction of its incorporation and (b) its right to carry on its business and operations in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to be in good standing would permanently preclude the Borrower from enforcing its rights with respect to any material assets or expose the Borrower to any material liability.

4.3 Compliance with Law. Comply with all applicable laws, rules, regulations and orders (including without limitation Regulation X of the Board of Governors of the Federal Reserve System), the failure to be in compliance with which would have a materially adverse effect on the financial condition of the Borrower, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which any reserves required by GAAP have been established.

4.4 ERISA Plans. Maintain each Plan in material compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

4.5 Properties. Keep and maintain all of its property and assets in good order and repair, subject to ordinary wear and tear, and keep its assets and business fully covered by insurance with reputable and financially sound insurance companies against such hazards (including, without limitation, product liability and interruption of business operations) and in such amounts as is required by the terms of any law or as is customarily maintained by businesses similarly situated.

4.6 Inspection. Upon reasonable prior notice during regular business hours, permit any person designated by the Bank in writing, at the Bank’s expense, to visit and inspect any of the properties, corporate books and financial records of the Borrower and discuss its affairs and finances with the principal officers of the Borrower and its independent public accountants.

4.7 Servicing Portfolio. Not permit its Servicing Portfolio at any time to be less than $2,700,000,000.

4.8 Adjusted Tangible Net Worth. Not permit its Adjusted Tangible Net Worth to be less than $27,000,000 at any time.

4.9 Debt Service Coverage Ratio. Not permit the Borrower’s Debt Service Coverage Ratio, calculated for each period of four consecutive fiscal quarters, to be less than 1.15 to 1.00 for any such four-quarter period.

4.10 Mortgage Loans. Observe and comply, and require each obligor under each Mortgage Loan financed with the proceeds of an Advance, to the extent provided in the documents evidencing and securing the Mortgage Loan, to observe and comply, with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower or such obligor or the real estate and other property securing any such Mortgage Loan; give the Bank prompt written notice of the receipt by the Borrower of any notice of violation received from any government or government agency as to any environmental matter or the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any such obligor which are material to the operations of the Borrower or any such obligor or the real estate or other property securing any such Mortgage Loan), or (b) which will or threatens to impose a material liability on the Borrower or any such obligor or which will require a material expenditure by the Borrower or any such obligor to cure any alleged problem or violation; and require each such obligor to the extent provided in the documents evidencing and securing the Mortgage Loan, to give prompt written notice to the Borrower of the receipt by such obligor of any such notice of violation and of the commencement of any such proceeding with respect to such obligor or its property.

4.11 Maintain Qualifications. Maintain its eligibility and be in good standing as a Fannie Mae-approved seller/servicer, Freddie Mac-approved issuer/servicer, Ginnie Mae-approved issuer/servicer, and FHA approved mortgagee. Maintain all other rights, privileges, licenses, approvals, franchises, properties and assets necessary in the normal conduct of its business, including, without limitation, approvals with respect to Ginnie Mae, Fannie Mae, Freddie Mac, HUD and FHA.

4.12 Servicing Portfolio Valuation. Upon the annual request of the Bank, deliver to the Bank an evaluation of the Borrower’s Servicing Portfolio by an independent third-party provider selected by the Borrower and acceptable to the Bank, stating the fair market value of the Borrower’s Servicing Portfolio.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

5.1 Events of Default. Any of the following shall be an Event of Default hereunder:

(a) The Borrower shall fail to make any principal payment on the Notes when due;

(b) The Borrower shall fail to make any interest payment on the Notes within 5 days after the due date therefor;

(c) Any representation, warranty or statement of fact made by the Borrower herein, in any other Loan Document or in any certificate, schedule, statement, report, notice or writing furnished by the Borrower to the Bank pursuant to the terms of this Agreement or any other Loan Document shall be untrue in any material respect as of the date thereof;

(d) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 4.7, 4.8 or 4.9 of this Agreement;

(e) The Borrower shall fail to perform or observe any other term, covenant or agreement contained herein or in any other Loan Document, and such failure shall continue for thirty (30) days;

(f) The Borrower shall become insolvent or shall fail generally to pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver thereof or for a substantial part of the property thereof; or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and such appointment is not revoked or rescinded within 60 days after such appointment is made; or the Borrower shall make an assignment for the benefit of creditors;

(g) The Borrower shall be voluntarily or involuntarily dissolved or shall be the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law; or any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower, shall not have been dismissed within 60 days or an order for relief shall have been entered against the Borrower;

(h) Final judgments against the Borrower for the payment of money totaling in excess of $1,000,000 shall be outstanding for a period of thirty (30) days without a stay of execution to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage.

(i) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) in aggregate amounts exceeding $5,000,000 shall be accelerated, or the Borrower shall fail to pay any such Indebtedness in aggregate amounts exceeding $5,000,000 when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of either:

(i) causing the holder of any such Indebtedness in aggregate amounts exceeding $5,000,000 or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness in aggregate amounts exceeding $5,000,000 to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

(ii) permitting the holder of any such Indebtedness in aggregate amounts exceeding $5,000,000 or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness in aggregate amounts exceeding $5,000,000 to become due prior to its stated maturity or to realize upon any collateral given as security therefor, provided that if such holder or trustee is not actually accelerating such Indebtedness or enforcing any right to any collateral therefor, such event shall not be an Event of Default hereunder if it is cured or waived within thirty (30) days after the occurrence thereof;

(j) Municipal Mortgage & Equity LLC shall cease to own, directly or indirectly, all of the voting stock of the Borrower; or

(k) Any Loan Document shall not be, or shall cease to be, binding in accordance with their terms.

5.2 Remedies. If (a) any Event of Default described in Section 5.1(f) or (g) shall occur, the Commitments shall automatically terminate and the outstanding principal of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Bank under this Agreement and the Notes, shall automatically become immediately due and payable or (b) any other Event of Default shall occur and be continuing, then, the Bank may do all of the following: (i) declare the Commitments terminated, whereupon the Commitments shall be terminated and (ii) declare the outstanding principal of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued interest thereon and all such obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

5.3 Setoff. As additional security for the payment of the Obligations and any other obligations of the Borrower to the Bank of any nature whatsoever and subject to the immediately following sentence, the Borrower grants to the Bank a security interest in, a lien on, and an express contractual right to set off against, all deposit accounts and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Bank and the right to refuse to allow withdrawals from any such account or of any such property (collectively, “Setoff”). The Bank may, at any time upon the occurrence of an Event of Default hereunder, Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

ARTICLE VI

OTHER CONDITIONS

6.1 Conditions to Effectiveness of this Agreement. Effectiveness of this Agreement as a restatement and amendment to the Original Credit Agreement, and the making of any Advance by the Bank hereunder shall be subject to the satisfaction of the conditions precedent that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and the following shall have occurred:

(a) The Notes (provided, that the Fannie Mae Advance Note shall be delivered only as a condition to the making of the Fannie Mae Advances, and not the other Advances hereunder).

(b) The Amended and Restated Servicing Pledge Agreement and an acknowledgement or acknowledgements, as requested by the Bank, of pledge of servicing rights thereunder by Ginnie Mae (as a condition to the making of the Fannie Mae Advances, and not the other Advances hereunder).

(c) The Mortgage Pledge Agreement and the Investment Pledge Agreement.

(d) A copy of the approval resolution of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower, together with a certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents and to request Advances hereunder.

(e) Copies of the Borrower’s Articles of Incorporation and By-Laws with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.

(f) A good standing certificate of the Borrower.

(g) An opinion of the Borrower’s counsel, in form and substance satisfactory to the Bank.

6.2 All Advances. The obligation of the Bank to make any Advance hereunder, including the first, shall be subject to the satisfaction of the condition precedent that on the date of such Advance the following statements shall be true (the request by the Borrower for such Advance shall be deemed to constitute a representation and warranty by the Borrower that (a), (b) and (c) are true):

(a) Before and after giving effect to such Advance, the representation and warranties contained in Article III shall be true and correct, as though made on the date of such Advance;

(b) No Event of Default, as hereinafter defined, has occurred and is continuing, or would result from such Advance, and no event has occurred which with the giving of notice or passage of time or both would mature into an Event of Default hereunder;

(c) No material adverse change shall have occurred in the condition, financial or otherwise, of the Borrower;

(d) The Bank shall have received the Collateral securing the relevant Advance and shall have a perfected first priority security interest in such Collateral under the relevant Pledge Agreement; and

(e) In the instance of each type of Advance, information concerning the use of such Advance and the Collateral for such Advance, together with pledge and delivery of such Collateral, as required by the Bank, including transmittal letters and certificates in the form required by the Bank from time to time.

ARTICLE VII

MISCELLANEOUS

7.1 Successors and Assigns. The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective successors in interest and assigns including any holder of the Note, provided, however, that the Borrower may not assign or transfer its interest hereunder without the prior written consent of the Bank.

7.2 Notices. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower: To the address on the signature page hereof

with copies to:

MMA Mortgage Investment Corporation

621 E. Pratt St. Ste 300

Baltimore, MN 21202

Attention: Treasurer

MMA Mortgage Investment Corporation

621 E. Pratt St. Ste 300

Baltimore, MN 21202

Attention: General Counsel

and

2177 Youngman Avenue

St. Paul, MN 55116

Attention: Vice President Finance and Operations

If to Bank:

U.S. Bank National Association

BC-MN-H03B

800 Nicollet Mall

Minneapolis, Minnesota 55402

Attention: Mortgage Banking Division

7.3 No Waiver; Amendment in Writing. No failure to delay on the part of Bank in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and Bank shall operate as a waiver thereof; nor shall any single or partial exercise or any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally or by course of conduct, but only by an instrument in writing signed by the parties hereto.

7.4 Expenses. The Borrower shall reimburse the Bank on demand for any reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, review and amendment of the Loan Documents and in attempting to enforce the obligations of the Borrower under the Loan Documents, which obligations shall survive the termination of this Agreement.

7.5 Choice of Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED

BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

7.6 Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

7.7 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

MMA MORTGAGE INVESTMENT
CORPORATION

By	/s/ Gary A. Mentesana
Title:	Executive Vice President

MMA Mortgage Investment Corporation
621 E. Pratt St. Ste 300
Baltimore, MN 21202
Attention: Treasurer and General Counsel
Telephone: (443) 263-2900
Fax: (410) 727-5387

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Randy S. Baker
Randy S. Baker
Its Vice President

U.S. Bank National Association
Mortgage Banking Services
U.S. Bancorp Center
800 Nicollet Mall
Mail Station BC-MN-H03B
Minneapolis, Minnesota 55402-7020
Attention: Randy S. Baker
Telephone: (612) 303-3580
Fax: (612) 303-2253